TERM SHEET

GLOBAL CASINOS, INC.

July 25, 2002
Purpose:

The purpose of the transactions contemplated is to provide for the ability of Global Casinos, Inc. ("Global") and its subsidiary, Casinos U.S.A., Inc. (owner of the Bull Durham) (hereafter, "Casinos"), to continue as a going concern through the

(i)

restructuring of the secured loans encumbering the Bull Durham Casino to provide for reductions in interest rates and moratoriums on payments, thus creating available cash flow to repair and refurbish the Bull Durham and reduce other payables;

(ii)

restructuring of the promissory note from Global to Astraea Investment Management. L.P. ("Astraea"), as trustee, in the principal amount of $500,000.00, (the "Astraea/Global Note"), and providing security for this note;

	(iii)	assignment of the Astraea/Global Note to Casinos USA, Inc. ("Casinos USA") and securing the repayment of the Astraea/Casinos Note with a junior security interest in the assets of Casinos USA,
	(iv)	granting of an option to Astraea to acquire all Casinos common stock in exchange for forgiveness of interest on the Astraea/Global Note, and the release of further liability under the Note;
	(v)	restructuring payments under the Steinle Note to assist Global's ability to meet its obligations to Peak Bank;
	(vi)	providing for the proper distributions of cash flow from the Bull Durham; and
	(vii)	providing for the restructure of gaming equipment debt.
Astraea/Casinos Note:	The Astraea/Casinos Note shall be restructured as follows:
	1.	Interest rate reduced to four percent (4%).
	2.	Interest only payable monthly.
	3.	Maturity date to be extended for five (5) years from the closing date.
4.

All past due interest (approximately $210,000.00) shall be forgiven. The Note shall be secured by a collateral assignment of the Steinle Note and a Stock Pledge Agreement, and Astraea shall be given an option to purchase all stock of Casinos, as hereafter addressed in more detail.

	5.	Reasonable fees and other charges assessable under the Note will be added to the principal amount of the Astraea/Global Note.
6.

Subject to all holders of the remaining promissory notes of Global agreeing to convert all amounts outstanding and unpaid on the notes into equity securities of Global, Global will assign the Astraea/Casinos Note to Casinos USA and Casinos USA will assume and agree to pay the Astraea/Casinos Note. Astraea will consent to the assignment and assumption of the Note and agree to release Global from further liability thereon.

Collateral for Astraea/Casinos Note:

The obligation of Casinos USA to pay the Astraea/Casinos Note shall be secured by (i) a junior security interest in all of the tangible and intangible assets of Casinos USA, subject to existing liens and encumbrances; and (ii) a collateral assignment of the Steinle Note and a pledge of 100% of Casino USA stock.

Management of Bull Durham:

Global will continue to manage the Bull Durham for a management fee of $10,000 per month. Expenses to be covered by the management fee will be delineated in a definitive agreement. Astraea shall be provided with financial reporting covering the Bull Durham. Financial reports shall be those prepared in the ordinary course of business. Astraea shall have the right to review implementation of accounting procedures and all financial statements and underlying work papers. Astraea shall be entitled to an oversight fee of $1,500 per month for its accounting oversight at the Bull Durham. The definitive agreement shall contain negative covenants covering the operation of the Bull Durham Casino to ensure appropriate cash management and propriety of all expenditures. Global shall exercise reasonable efforts to have the retailer gaming license issued to the Bull Durham. If the Bull Durham obtains its gaming license, it shall engage the services of Global to perform licensing, accounting and administrative functions at the same rate of $10,000 per month, but cancelable upon 60 days' written notice at any time after (i) any default in payments to secured lienholders, or (ii) the exercise of the option by Astraea to purchase the Casinos stock.

Casinos Dividend:

No dividends shall be paid by Casinos to Global. Any available cash flow of Casinos, after payment of all obligations of Casinos and establishment of reasonable operating reserves (and reasonable refurbishing of the Bull Durham) shall be used to accelerate payment on Casinos' debt obligations.

Casinos USA Secured Debt:

The junior secured mortgage notes encumbering the Bull Durham shall be restructured to bear interest at the rate of four percent (4%) and to amortize in a straight line over a term of 30 years and maturing after seven (7) years. Those notes are held by the following: Donald Gardner ($4,825.59), Craig Hess ($12,133.18), James R. Sowell Estate ($12,120.30), Lisa Montrose ($730,610.28), Gary L. Shupp ($228,193.58), OBA, Inc., ($24,154.13), Marian Johnson ($79,795.04), Miller, McCarren & Helms ($49,870.18), James R. Sowell Trust ($12,120.30). The warrants and cash flow entitlements issued to Astraea and the other secured noteholders shall be terminated.

Cross Default Agreement

Casinos USA shall enter into an agreement with Astraea and the holders of the Class 5, Class 6 and Class 8 claims under the Bankruptcy Plan pursuant to which any default of Global Central Corporation to repay its outstanding intercompany account payable to Casinos USA shall constitute a default for nonpayment under the notes held by Astraea and the holders of the Class 5, Class 6 and Class 8 claims which are secured by deeds of trust against the Bull Durham Casino.

Astraea Option:

Global shall grant Astraea a five-year option to purchase upon ninety (90) days' prior written notice all the issued and outstanding shares of Casinos USA stock for $100.00 with the understanding that the option cannot be exercised for 30 months from the closing date. Global shall have the right to purchase the option from Astraea in consideration of (i) full payment of the unpaid principal balance on the Astraea/Global Note, and (2) full payment of all unpaid interest, and (3) an additional interest payment computed such that Astraea receives, in total, 12% interest on the unpaid principal from the date of the closing of the Transaction described in this term sheet up to the date the option is purchased by Global.

Astraea Mortgage Notes:

Astraea shall agree to a restructure of its two mortgage notes to provide for interest at the rate of 7% per annum with a 30-year amortization and an extended maturity date of 7 years from the closing date. Astraea shall also agree to a deferral on installment payments on its senior secured promissory note to the extent of 100% of each such installment up to an aggregate payment deferral totaling $100,000, but in no event more than one year. Installment payments withheld as part of the deferral shall be set aside and used for working capital purposes (accounts payable), capital improvements and expenditures of the Bull Durham approved by Astraea. Amounts subject to the moratorium shall be deferred and repaid as part of the balloon payment under the senior secured mortgage note. Any reasonable expenses incurred by Astraea or the Class 5, Class 6 and Class 8 claims in connection with the restructure of the indebtednesses provided for in this Term Sheet shall be added to the principal balances of their respective secured mortgage notes (in the case of Astraea, its senior secured mortgage note) and repaid as part of the balloon payment under each such mortgage note.

Gaming Equipment Debt Restructure:

All debt associated with gaming equipment located at the Bull Durham shall be restructured in accordance with new agreements (subject to Astraea's approval) with IGT and Aristocrat. Notwithstanding the fact that the gaming equipment is owned by Global, it is understood and agreed that any equity or future economic value derived from the sale, trade-in or other disposition of the gaming equipment shall inure to the benefit of Casinos USA, assuming that Casinos USA provided the capital to pay for or reduce the indebtedness against such gaming equipment.

Management Bonus Plan

Casinos USA shall establish a management bonus plan under the supervision of its Board of Directors pursuant to which an amount equal to 15% of Casinos USA's net cash flow, after debt service, shall be paid annually to the management and key employees of Casinos USA, Inc. as incentive compensation.

Restructure of Steinle Note

The Steinle Note payable by Casinos USA to Global shall be restructured to amortize so that monthly principal and interest payments are sufficient to the extent available to pay the monthly installments of principal and interest payments due under the notes payable owed by Global to Peak National Bank. All payments received by Global under the Steinle Note shall be used to pay and retire the notes due to Peak National Bank.

Cancellation of Casinos USA Preferred Stock; Peak National Bank Note

All shares of Casinos USA, Inc. Preferred Stock shall be cancelled. Global shall be liable for the balance that is due and owing under two promissory notes held by Peak National Bank, having a remaining principal balance of approximately $123,000. To the extent available, Casinos USA payments under the Steinle Note shall be used to service the Peak Note.

Third Party Consents:

The parties will exercise reasonable effort to obtain the consents of the Colorado Division of Gaming and third parties having an interest in Casinos USA equity or cash flow, including the holders of the Class 5, 6 and 8 secured debt.

Documents Required:	The following documents will be required to implement the foregoing:
	*	Amendment to the Astraea/Global Note
	*	Assignment and Assumption of Astraea/Casinos Note
	*	Stock pledge and option agreement covering Casinos USA common stock
	*	Collateral assignment of Steinle Note
	*	Modification to secured debt promissory notes
	*	Modification to Steinle Note

Definitive agreements covering the above and other matters, including distribution of cash flow, review of financial statements, management agreement, collection of Casinos USA accounts receivable (including Global Central Corporation) and negative or restrictive covenants.

Interim Binding Agreement

By signing below, each party agrees that this Term Sheet shall constitute an interim binding agreement with respect to the subject matters contained herein until and unless superceded and modified by subsequent agreements in writing signed by the parties hereto.

GLOBAL CASINOS, INC.
By:/s/ Frank L. Jennings
Its: President

CASINOS, U.S.A., INC.
By:/s/ Frank L. Jennings
Its: President

ASTRAEA INVESTMENT MANAGEMENT, L.P., Trustee
By: /s/ Bruce Leadbetter
Its: CEO

/s/ Lisa Paige Montrose LISA PAIGE MONTROSE

_____________________________________________ DONALD GARDNER

____________________________________________ CRAIG HESS

/S/ Marian Johnson MARIAN JOHNSON

____________________________________________ GARY L. SHUPP

OBA, INC.

BY:/s/ Bill M. Ohland

JAMES R. SOWELL TRUST
By:_________________________________________

JAMES R. SOWELL ESTATE
By:_________________________________________

MILLER, MACCARREN & HELMS MILLER & MACCARREN, P.C.
By: /s/ William J. McCarren
Its: President